Aflac Incorporated 2013 Form 10-K
EXHIBIT 12
Aflac Incorporated and Subsidiaries
Ratio of Earnings to Fixed Charges

(In thousands)	2013	2012	2011	2010	2009
Fixed charges:
Interest expense(1)	$292,637	$261,405	$195,536	$149,056	$72,429
Interest on investment-type contracts	54,839	57,679	50,075	40,412	34,352
Rental expense deemed interest	693	892	1,028	946	1,360
Total fixed charges	$348,169	$319,976	$246,639	$190,414	$108,141
Earnings before income tax(1)	$4,815,619	$4,302,108	$2,950,452	$3,560,097	$2,235,657
Add back:
Total fixed charges	348,169	319,976	246,639	190,414	108,141
Total earnings before income tax and fixed charges	$5,163,788	$4,622,084	$3,197,091	$3,750,511	$2,343,798
Ratio of earnings to fixed charges	14.8x	14.4x	13.0x	19.7x	21.7x
(1)Excludes interest expense on income tax liabilities
Amounts prior to 2012 have been adjusted for the adoption of accounting guidance on January 1, 2012 related to deferred policy acquisition costs. Adjustments to balances in 2009 were immaterial and are not reflected in the table above.